FORM NSAR Q77O Transactions effected pursuant to Rule 10F3 Fidelity Salem Street Trust

Fund	Fidelity Strategic Dividend & Income Fund
Trade Date	11/21/2016
Settle Date	11/29/2016
Security Name	CAPITAL ONE FINANCIAL PC 6% PERP PFD
CUSIP	14040H840
Price	25.00
Transaction Value	$ 1,000,000
Class Size	$ 500,000,000.00
% of Offering	0.20%
Underwriter Purchased From	Morgan Stanley
Underwriting Members: (1)	Merrill Lynch, Pierce, Fenner & Smith Inc.
Underwriting Members: (2)	Morgan Stanley & Co.
Underwriting Members: (3)	UBS Securities LLC
Underwriting Members: (4)	Wells Fargo Securities, LLC
Underwriting Members: (5)	J.P. Morgan Securities LLC
Underwriting Members: (6)	RBC Capital Markets, LLC
Underwriting Members: (7)	Barclays Capital Inc.
Underwriting Members: (8)	Deutsche Bank Securities Inc.
Underwriting Members: (9)	BNY Mellon Capital Markets, LLC
Underwriting Members: (10)	HRC Investment Services, Inc.
Underwriting Members: (11)	Janney Montgomery Scott LLC
Underwriting Members: (12)	Keefe, Bruyette & Woods, Inc.
Underwriting Members: (13)	Oppenheimer & Co. Inc.
Underwriting Members: (14)	Advisors Asset Management
Underwriting Members: (15)	BB&T Capital Markets
Underwriting Members: (16)	C. L. King & Associates, Inc.
Underwriting Members: (17)	D.A. Davidson & Co.
Underwriting Members: (18)	Davenport & Company LLC
Underwriting Members: (19)	Fidelity Capital Markets Inc.
Underwriting Members: (20)	Hilltop Securities Inc.
Underwriting Members: (21)	J.J.B. Hilliard, W.L. Lyons, Inc.
Underwriting Members: (22)	Maxim Group LLC
Underwriting Members: (23)	Mesirow Financial, Inc.
Underwriting Members: (24)	Robert W. Baird & Co. Incorporated
Underwriting Members: (25)	Wedbush Morgan Securities Inc.
Underwriting Members: (26)	William Blair & Company, L.L
Underwriting Members: (27)	Ziegler Capital Markets Group